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                                    Form N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A)
                     OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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Name  Allmerica Prime Trust
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Address of Principal Business Office (No. & Street, City, State Zip Code):

440 Lincoln Street, Worcester, Massachusetts, 01653
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Telephone Number (including area code): (508) 855-1000
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Name and address of agent for service of process:  George M. Boyd, Esq.
                                                   ----------------------------

440 Lincoln Street, Worcester, MA  01653
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Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

YES [X]  NO [  ]


SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf of the

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City of Worcester and Commonwealth of Massachusetts on the 30th day of
September 2002.

                                      Allmerica Prime Trust

                                      /s/ Richard M. Reilly
                                          -------------------------------------
                                          Richard M. Reilly

                                          President
                                          -------------------------------------
                                          Title


Attest:  /s/ Lori B. Shumway
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                  (Name)



         /s/ Legal Analyst
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                  (Title)